Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated January 21, 2022 relating to the consolidated financial statements of Cemtrex, Inc. and Subsidiaries as of and for the years ended September 30, 2021 and 2020 (Restated). Our opinion included an emphasis of matter paragraph relating to the restatement of the 2020 financial statements. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/Grassi & Co., CPAs, P.C.

Jericho, New York
February 15, 2022